EXHIBIT 99
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For:              Avatex Corporation

Contact:          Grady E. Schleier
                  Senior Vice President and Chief Financial Officer
                  (214) 365-7450



                     AVATEX CORPORATION ANNOUNCES SETTLEMENT
                        WITH FOXMEYER CORPORATION TRUSTEE
                        ---------------------------------

         Dallas, Texas -- December 8, 2000 -- Avatex Corporation (OTCBB: AVAT) today announced that it has entered into a settlement agreement with the Trustee of FoxMeyer Corporation and its subsidiaries with respect to the company's promissory note obligation owed to the Trustee and the company's 30% interest, up to the greater of (i) $10,000,000 and (ii) the amount due on the note, in any net recovery in certain litigation filed by the Trustee. Under the settlement, Avatex will pay the Trustee $6 million in cash and assign to the Trustee Avatex's 30% interest in the litigation. The note obligation, which is in the original principal amount of $8 million, will be deemed satisfied under the settlement. The settlement is subject to approval by the United States Bankruptcy Court for the District of Delaware that has jurisdiction over the bankruptcy cases of FoxMeyer Corporation and its subsidiaries.

         Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 43% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.












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